Exhibit 99.1

news release

Tenneco Commences Tender Offer and Consent Solicitation for its 7 3⁄4% Senior Notes Due 2018

Lake Forest, Illinois, November 20, 2014 – Tenneco Inc. (NYSE: TEN) announced today that it has commenced a cash tender offer for any and all of its outstanding $225 million 7 3/4% Senior Notes due 2018 and a solicitation of consents to certain proposed amendments to the indenture governing the notes. The proposed amendments would eliminate substantially all restrictive covenants and certain event of default provisions in the indenture and reduce the minimum notice period to call the notes from 30 to 5 days.

The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on December 4, 2014 unless extended or earlier terminated. The tender offer is scheduled to expire at 12:01 a.m., New York City time, on December 19, 2014, unless extended or earlier terminated.

Holders who validly tender their notes and provide their consents to the proposed amendments to the indenture governing the notes before 5:00 p.m., New York City time, on December 4, 2014, unless extended, will be eligible to receive $1,043.50 for each $1,000 principal amount of notes not validly withdrawn (which includes a consent payment of $30.00 per $1,000 principal amount of notes). During the consent solicitation period, holders may not tender their notes without delivering consents or deliver consents without tendering their notes. No consent payments will be made in respect of notes tendered after the expiration of the consent solicitation.

Holders who validly tender their notes after the expiration of the consent solicitation and before 12:01 a.m., New York City time, on December 19, 2014, unless extended, will be eligible to receive $1,013.50 for each $1,000 principal amount of notes not validly withdrawn.

Holders whose notes are purchased in the tender offer will also receive accrued and unpaid interest from the most recent interest payment date on the notes up to, but not including, the applicable payment date. Holders who validly tender their notes before the expiration of the consent solicitation will be eligible to receive payment on the initial settlement date, which is expected to be on or about December 5, 2014. Holders who validly tender their notes after the expiration of the consent solicitation and prior to the expiration of the tender offer will be eligible to receive payment on the final settlement date, which is expected to be on or about December 19, 2014.

Tendered notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on December 4, 2014, unless extended by Tenneco and except in limited circumstances. Any extension, delay, termination or amendment of the tender offer will be followed as promptly as practicable by a public announcement thereof.

The tender offer is subject to the satisfaction of certain conditions, including: (1) receipt of consents to the amendments of the indenture governing the notes from holders of a majority in principal amount of the outstanding notes and execution of a supplemental indenture effecting the proposed amendments, (2) a financing condition and (3) certain other customary conditions.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated November 20, 2014, copies of which may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the tender offer, at (866) 470-4500 (US toll-free) or (212) 430-3774 (collect).

Tenneco has engaged Wells Fargo Securities, LLC to act as the exclusive dealer manager and solicitation agent in connection with the tender offer. Questions regarding the terms of the tender offer may be directed to Wells Fargo Securities, LLC, at (866) 309-6319 (US toll-free) or (704) 410-4760 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 20, 2014.

Tenneco is an $8 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 26,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

The disclosures herein include statements that are “forward looking” within the meaning of federal securities law concerning Tenneco’s tender offer and consent solicitation. Tenneco’s ability to complete the transaction will depend on prevailing market conditions and other factors. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Contacts:

Linae Golla	Bill Dawson
Investor inquiries	Media inquiries
847 482-5162	847 482-5807